Exhibit 21.1

RADISYS CORPORATION

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation

RadiSys Microware Communications Software Division, Inc.	Iowa
Microware Corporate Park	Iowa
Micromall, Inc.	Iowa
MSC Toolco, Inc	Delaware
RadiSys B.V.	Netherlands
RadiSys GmbH	Germany
RadiSys Ireland Limited	Ireland
RadiSys Technology (Ireland) Limited	Ireland
RadiSys Israel Ltd.	Israel
RSC KK (inactive)	Japan
Nihon RadiSys KK	Japan
Sequoia Japan (inactive)	Japan
RadiSys SARL	France
Microware Systems France SARL	France
RadiSys UK Limited	United Kingdom
Microware Systems Ltd.	United Kingdom
Texas Micro Systems United Kingdom Limited (inactive)	United Kingdom